Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated April 1, 2008, relating to the consolidated financial statements and financial statement schedule of Lowe’s Companies, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in or incorporated by reference in the Annual Report on Form 10-K of the Company for the fiscal year ended February 1, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina
November 26, 2008